UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 27, 2006

National Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-12629	36-4128138
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 Broadway, 27th Floor, New York, NY 10271
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (212) 417-8000

875 North Michigan Avenue, Suite 1560, Chicago, IL 60611
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Effective December 27, 2006 pursuant to an agreement entered into between the Company and Christopher Dewey, Mr. Dewey was elected to fill an existing vacancy on the Board of Directors of the Company as a Class I director, as well as Vice Chairman of the Board and a member of the Company’s Compensation Committee. Pursuant to the agreement, Mr. Dewey will be paid $10,000 per month and was issued options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.30 per share, which was the closing price of the Company’s common stock on the date of grant.

There are no arrangements or understandings between Mr. Dewey and any other person pursuant to which Mr. Dewey was selected as a director.

From 1993 to prior to joining the Company, Mr. Dewey served as Executive Vice President of Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc., Mr. Dewey was a partner of Merrion Group (1990-1993) and Bear Stearns (1979-1990). Mr. Dewey earned an MBA from the Wharton School in 1987.

Mr. Dewey has previously served as an advisor to Robotic Ventures Fund I, L.P. (the “Fund”), a venture capital fund dedicated to investing in companies engaged in the business of robotics and artificial intelligence. The Company serves as the managing member of Robotic Ventures Group LLC, the general partner of the Fund (the “Fund General Partner”), and owns 24.5% of the Fund General Partner. Mr. Dewey is a 9.6% limited partner in the Fund. Mr. Dewey also serves on the Boards of Directors of Z-Kat, Inc, and Mako Surgical Corp., which are investee companies of the Fund.

There are no family relationships between the Company and Mr. Dewey.

Item 9.01 Exhibits

On January 3, 2007, the company issued a press release announcing the matters discussed above. The full text of the press release is attached as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HOLDINGS CORPORATION
(Registrant)

Date: January 3, 2007	By:	/s/ MARK GOLDWASSER
Mark Goldwasser
Chief Executive Officer